Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

EFH Board Appoints Billie Williamson to Board of Directors

Ernst & Young veteran will also head the board’s audit committee

DALLAS – Feb. 25, 2013 – Energy Future Holdings today announced the election of Billie Williamson as a member of its board of directors. Williamson will also serve as chair of the board’s audit committee.

Williamson brings more than 30 years of experience auditing public companies to her role as a member of the company’s board and audit committee. She began her career at Ernst & Young and served as coordinating partner for major clients such as Texas Instruments, Lockheed Martin, Fluor and Neiman Marcus. Her tenure at E&Y culminated with her role as inclusiveness officer and service on E&Y’s Americas Executive Board, which functions as its board of directors.

“We are extremely pleased to welcome Billie to the company’s board of directors,” said Don Evans, non-executive chairman of the EFH board. “She brings tremendous expertise in understanding and auditing large, complex operations as well as experience in serving on corporate boards.”

“I am honored to be elected to the company’s board,” said Williamson. “EFH has a rich history and legacy of service, and I look forward to working with its directors and management.”

Williamson also served in executive positions at AMX and Marriott. She earned a bachelor’s degree in business administration with highest honors from Southern Methodist University in 1974. She also serves on the boards of directors of ITT Exelis Inc. and Annie’s, Inc., as well as the boards of the Dallas Symphony Orchestra and a number of Dallas charities.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with more than 1.7 million customers in Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than 3.2 million delivery points and 119,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

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Media:

Allan Koenig

(214) 812-8080

allan.koenig@energyfutureholdings.com